Exhibit 2.1

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

among

SPATIALIZER AUDIO LABORATORIES, INC.

AMERI100 ACQUISITION, INC. and

AMERI AND PARTNERS INC. (dba Ameri100)

May 26, 2015

Page

1.	The Merger		1
	1.1	Merger	1
	1.2	Effective Time	2
	1.3	Certificate of Incorporation, By-laws, Directors and Officers	2
	1.4	Assets and Liabilities	2
	1.5	Manner and Basis of Converting Shares	3
	1.6	Surrender and Exchange of Certificates	3
	1.7	Stock Options and Warrants	3
	1.8	Parent Common Stock	4

2.	Representations and Warranties of the Company		4
	2.1	Organization, Standing, Subsidiaries, Etc	4
	2.2	Qualification	4
	2.3	Capitalization of the Company	4
	2.4	Indebtedness	5
	2.5	Company Stockholders	5
	2.6	Corporate Acts and Proceedings	5
	2.7	Compliance with Laws and Instruments	5
	2.8	Binding Obligations	6
	2.9	Broker’s and Finder’s Fees	6
	2.10	Financial Statements	6
	2.11	Absence of Undisclosed Liabilities	6
	2.12	Changes	6
	2.13	Schedule of Assets and Contracts	7
	2.14	Employees	9
	2.15	Tax Returns and Audits	9
	2.16	Patents, Trademarks and Other Intangible Assets	10
	2.17	Employee Benefit Plans; ERISA	10
	2.18	Title to Property and Encumbrances	11
	2.19	Condition of Properties	11
	2.20	Insurance Coverage	11
	2.21	Litigation	11
	2.22	Licenses	11
	2.23	Interested Party Transactions	12
	2.24	Environmental Matters	12
	2.25	Receivables	12
	2.26	Customers, Suppliers and Independent Contractors	12
	2.27	Product Warranties	12
	2.28	Purchase Commitments and Outstanding Bids	12
	2.29	Questionable Payments	13
	2.30	Obligations to or by Stockholders	13
	2.31	Disclosure	13

i

(continued)
Page
3.	Representations and Warranties of Parent and Acquisition Sub		13
	3.1	Organization and Standing	13
	3.2	Corporate Authority	14
	3.3	Broker’s and Finder’s Fees	14
	3.4	Capitalization of Parent	14
	3.5	Acquisition Sub	14
	3.6	Validity of Shares	14
	3.7	SEC Reporting and Compliance	15
	3.8	Financial Statements	15
	3.9	Governmental Consents	16
	3.10	Compliance with Laws and Instruments	16
	3.11	No General Solicitation	16
	3.12	Binding Obligations	16
	3.13	Absence of Undisclosed Liabilities	16
	3.14	Litigation	17
	3.15	Questionable Payments	17
	3.16	Employees	17
	3.17	Disclosure	17

4.	Representations, Warranties and Covenants of the Stockholders		17

5.	Conduct of Businesses Pending the Merger		18
	5.1	Conduct of Business by the Company Pending the Merger	18
	5.2	Conduct of Business by Parent and Acquisition Sub Pending the Merger	19

6.	Additional Agreements		19
	6.1	Access and Information	19
	6.2	Additional Agreements	20
	6.3	Publicity	20
	6.4	Appointment of Directors	21
	6.5	Parent Name Change	21
	6.6	Parent Registration	21
	6.7	Private Placement	21
	6.8	Ameri India Acquisition	21
	6.9	Ameri India Master Services Agreement	21
	6.10	Employment Letter Agreements	21

7.	Conditions of Parties’ Obligations		22
	7.1	Company Obligations	22
	7.2	Parent and Acquisition Sub Obligations	23

8.	Survival of Representations and Warranties		25

9.	Amendment of Agreement		25

(continued)
Page
10.	Definitions		25

11.	Closing		29

12.	Termination Prior to Closing		29
	12.1	Termination of Agreement	29
	12.2	Termination of Obligations	30

13.	Miscellaneous		30
	13.1	Notices	30
	13.2	Entire Agreement	31
	13.3	Expenses	31
	13.4	Time	31
	13.5	Severability	31
	13.6	Successors and Assigns	31
	13.7	No Third Parties Benefited	31
	13.8	Counterparts	31
	13.9	Governing Law	32

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Certificate of Merger
B	Certificate of Incorporation of the Company
C	By-laws of the Company
D	Directors and Officers of Parent
E	Letter of Transmittal

Company Disclosure Schedules

1.5	Holders of Parent Common Stock Post-Merger
2.2	Jurisdictions
2.5	Company Stockholders
2.7	Approvals
2.9	Brokers and Finders
2.10	Financial Statements
2.11	Undisclosed Liabilities
2.12	Changes
2.13	Assets
2.14	Employees
2.16	Patents, Trademarks and Other Intangible Assets
2.17	Employee Benefit Plans; ERISA
2.23	Interested Party Transactions
2.27	Product Warranties
2.30	Obligations to or by Stockholders

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on May 26, 2015, by and among SPATIALIZER AUDIO LABORATORIES, INC., a Delaware corporation (“Parent”), AMERI100 ACQUISITION, INC., a Delaware corporation (“Acquisition Sub”), which is a wholly-owned subsidiary of Parent, and AMERI AND PARTNERS INC. (dba Ameri100), a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Acquisition Sub, Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for Acquisition Sub to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Acquisition Sub and the Board of Directors of the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth herein and in the Certificate of Merger (the “Certificate of Merger”) attached as Exhibit A hereto; and the Board of Directors of Parent has also approved this Agreement and the Certificate of Merger;

WHEREAS, the requisite Stockholders (as such term is defined in Section 10 hereof) have approved, by written consent pursuant to Section 228 of the DGCL, this Agreement and the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Sub, has approved this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger; and

WHEREAS, simultaneously with the Closing (as such term is defined herein), Parent (as it will exist as of the closing of the Merger) will issue a 5% Unsecured Convertible Note due May 26, 2017, in the principal amount of $5,000,000 (the “Parent Convertible Note”), together with a warrant to purchase shares of Parent Common Stock (the “Parent Warrant”), in a private placement (the “Private Placement”) to Lone Star Value Investors, LP (“Lone Star Value”), pursuant to the terms of a Securities Purchase Agreement, dated as of the date hereof, by and between Parent and Lone Star Value (the “Securities Purchase Agreement”), for the purpose of financing the ongoing business and operations of the Surviving Company (as defined below) following the Merger.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.           The Merger.

1.1           Merger.  Subject to the terms and conditions of this Agreement and the Certificate of Merger, Acquisition Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL.  At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Sub shall cease, and the Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and shall continue its legal existence under the laws of the State of Delaware under the name Ameri and Partners Inc.

1.2           Effective Time.  The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time,” and the filing of the Certificate of Merger as set forth in the first sentence of this Section 1.2 shall occur concurrently with the release of the proceeds from the Private Placement to Parent.

1.3           Certificate of Incorporation, By-laws, Directors and Officers.

(a)           The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Company from and after the Effective Time until further amended in accordance with applicable law.

(b)           The By-laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-laws of the Surviving Company from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Company and such By-laws.

(c)           The directors and officers listed in Exhibit D hereto shall be the directors and officers of Parent, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Company.

1.4           Assets and Liabilities.  At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Sub and the Company (together, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.5           Manner and Basis of Converting Shares.

(a)           At the Effective Time:

(i)           each share of common stock, par value $0.001 per share, of Acquisition Sub that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, par value $0.01 per share, of the Surviving Company, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of common stock of the Surviving Company;

(ii)           the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), which shares at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company, beneficially owned by the Stockholders listed in Schedule 2.5 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders; and

(iii)           each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6           Surrender and Exchange of Certificates.  Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost their certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall issue to each  record holder of Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof.  Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7           Stock Options and Warrants.  All options, warrants and rights to purchase Company Common Stock outstanding as of the Effective Date will be exercised or terminated prior to or effective upon the Effective Time, and neither Parent nor Acquisition Sub shall assume or have any obligation with respect to such options, warrants or rights.

1.8           Parent Common Stock.  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purpose.  Parent further covenants that immediately prior to the Effective Time there will be approximately 875,000 shares of Parent Common Stock issued and outstanding, and that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding, except as described herein.

2.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Acquisition Sub as follows:

2.1           Organization, Standing, Subsidiaries, Etc.

(a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof.  Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Sub prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)           The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business, other than a 100% ownership interest in WinHire Inc., a Delaware corporation, and an investment in Linear Logics, Inc., a Pennsylvania corporation.  Unless the context otherwise requires, all references in this Section 2 to the “Company” shall be treated as being a reference to the Company and its Subsidiaries taken together as one enterprise.

2.2           Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).  Schedule 2.2 sets forth a list of the jurisdictions in which the Company is so qualified to conduct business.

2.3           Capitalization of the Company.  The authorized capital stock of the Company consists of 150,000 shares of Company Common Stock, and the Company has no authority to issue any other capital stock.  There are 150,000 shares of Company Common Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.  The offer, issuance and sale of such shares of Company Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws.  None of such shares of Company Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or blue sky law.  Except as disclosed in Schedule 2.5, the Company has no outstanding options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company.

2.4           Indebtedness.  The Company has no Indebtedness for Borrowed Money, except as disclosed on the Balance Sheet and Schedule 2.12.

2.5           Company Stockholders.  Schedule 2.5 hereto contains a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Company Common Stock and other Equity Securities of the Company, together with the number and percentage (on a fully-diluted basis) of securities held.  To the knowledge of the Company, except as described in Schedule 2.5 or as contemplated hereby, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock.

2.6           Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referred to in Section 1.2.

2.7           Compliance with Laws and Instruments.  The business, properties and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing or as set forth in Schedule 2.7, (b) will not cause the Company to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, in each case, except as would not materially and adversely affect the Condition of the Company.

2.8           Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.9           Broker’s and Finder’s Fees.  No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company, Parent, Acquisition Sub or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as set forth on Schedule 2.9 hereto.

2.10           Financial Statements.  Attached hereto as Schedule 2.10 are the Company’s audited balance sheet (the “Balance Sheet”) as of March 31, 2015 (the “Balance Sheet Date”) and 2014, and the audited statements of operations, stockholders’ (deficiency) equity and cash flows for the fiscal year ended March 31, 2015 and the period from November 27, 2013 (date of inception) to March 31, 2014.  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior accounting periods.

2.11           Absence of Undisclosed Liabilities.  The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.11 and/or Schedule 2.12 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules.

2.12           Changes.  Since the Balance Sheet Date, except as disclosed in Schedule 2.12 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Balance Sheet or its statement of income for the year ended on the Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $25,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13           Schedule of Assets and Contracts.  Attached hereto as Schedules 2.13(a) through 2.13(d) are various schedules listing assets and contracts of the Company, as described herein.

(a)           Schedule 2.13(a) contains a true and complete list of all real property leased by the Company, including a brief description of each item thereof and of the nature of the Company’s interest therein, and of all tangible personal property owned or leased by the Company having a cost or fair market value of greater than $25,000, including a brief description of each item and of the nature of the interest of the Company therein.  All the real property listed in Schedule 2.13(a) is leased by the Company under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described in Schedule 2.13(a); there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company, and the Company has not received any notice or claim of any such default.  The Company does not own any real property.

(b)           Except as expressly set forth in this Agreement, the Balance Sheet or the notes thereto, or as disclosed in Schedule 2.13(b) hereto, the Company is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Company.  Except as disclosed in Schedule 2.13(b) hereto, the Company is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of the Company or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) other than as set forth in Schedule 2.13(a) hereto, lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $25,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (h) lease or agreement under which the Company is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or stockholder of the Company, (k) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by the Company in excess of $25,000. Except as disclosed in Schedule 2.13(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.13(a) through 2.13(e) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby.

(c)           Schedule 2.13(c) contains a true and complete list of all insurance policies and insurance coverage with respect to the Company, its business, premises, properties, assets, employees and agents.

(d)           Schedule 2.13(d) contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of the Company, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto.

(e)           Schedule 2.13(e) contains a true and complete list of all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, and grants of licenses, both domestic and foreign, presently owned, possessed, used or held by the Company; and, except as set forth in Schedule 2.16, the Company owns the entire right, title and interest in and to the same, free and clear of all Liens and restrictions.  Schedule 2.13(e) also contains a true and complete list of all licenses granted to or by the Company with respect to the foregoing.  Except as disclosed in Schedule 2.13(e), all patents, patent applications, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications and grants of licenses set forth in Schedule 2.13(e) (i) are subject to no pending or, to the Company’s knowledge, threatened challenge, and (ii) can and will be transferred by the Company to the Surviving Corporation as a result of the Merger and without the consent of any Person other than the Company. Neither the execution nor delivery of the Merger Documents, nor the consummation of the transactions contemplated thereby will give any licensor or licensee of the Company any right to change the terms or provisions of, terminate or cancel, any license to which the Company is a party.

(f)           The Company has furnished to Parent and Acquisition Corp. true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.13(a) through 2.13(e) requested by Parent or Acquisition Corp., as well as any additional agreements or documents requested by Parent or Acquisition Corp.  The Company has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.  To the best current actual knowledge of the Company, all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default thereunder.  The Company does not have outstanding any power of attorney.

2.14           Employees.  The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties.  Other than pursuant to ordinary arrangements of employment compensation or as set forth on Schedule 2.14, the Company is not under any obligation or liability to any officer, director or employee of the Company.

2.15           Tax Returns and Audits.  All required federal, state and local Tax Returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  The Company is not and has not been delinquent in the payment of any Tax.  The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax.  None of the Company’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Balance Sheet Date.  Since the Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period.  The Company has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  The Company is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code.  The Company has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired.  The Company (i) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), or (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

2.16           Patents, Trademarks and Other Intangible Assets.  (a)  Except as set forth in Schedule 2.16, the Company (i) owns or has the right to use, free and clear of all Liens, all patents, trademarks, service marks, trade names, copyrights and licenses used in or necessary for the conduct of its business as now conducted or proposed to be conducted (as reflected in the Memorandum) without infringing upon or otherwise violating the right of any Person under or with respect to any of the foregoing and (ii) is not obligated or, to the Company’s knowledge, under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant, for the use of any patent, trademark, service mark, trade name, copyright or other intangible asset that is material to or necessary for the conduct of its business (other than licenses for commercial “off-the-shelf” or “shrinkwrap” software).

(b)           To the best knowledge of the Company, the Company owns and has the right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “intellectual property”) required for the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of the Company or its employees or agents, could have developed intellectual property similar or identical to that of the Company. Except as set forth in Schedule 2.16(b) hereof, the Company is not aware of any such development of substantially identical trade secrets or technical information by others.

2.17           Employee Benefit Plans; ERISA.  (a)  Schedule 2.13 lists all:  (i) “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Company and covering employees of the Company, including (i) any such plans that are “employee welfare benefit plans” as defined in Section 3(1) of ERISA and (ii) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA (collectively, the “Company Benefit Plans”); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of the Company providing employee or executive compensation or benefits to its employees, other than the Company Benefit Plans (collectively, the “Benefit Arrangements”).  Each Company Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.

2.18           Title to Property and Encumbrances.  The Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

2.19           Condition of Properties.  All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s business as presently conducted.

2.20           Insurance Coverage.  There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.  No suit, proceeding or action or, to the best current actual knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last two years due to alleged bodily injury, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

2.21           Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.22           Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, except for those the absence of which could reasonably be expected to materially and adversely affect the Condition of the Company, all of which are in full force and effect.

2.23           Interested Party Transactions.  Except as disclosed in Schedule 2.23 hereto, no officer, director or stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

2.24           Environmental Matters.  To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in material compliance with all applicable Environmental Laws.

2.25           Receivables.  The accounts receivable shown on the Balance Sheet (net of the allowance for doubtful accounts in the amount appearing thereon) have been collected or are, to the knowledge of the Company, collectible in the usual and ordinary course of the Company’s business in the amounts thereof shown on the Balance Sheet.  The accounts receivable of the Company acquired after the Balance Sheet Date and prior to the Closing Date will be reflected on the books of account of the Company at 100% of the amount thereof and have been collected, or are, to the knowledge of the Company, collectible in the usual and ordinary course of the Company’s business, in the full amounts thereof (less normal allowances for doubtful accounts).  All of the accounts receivable reflected on the Balance Sheet and all accounts receivable which have arisen since the Balance Sheet Date are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such accounts receivable were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications, and, to knowledge of the Company, are not subject to any valid defense or offset.

2.26           Customers, Suppliers and Independent Contractors.  Since the Balance Sheet Date, the Company has not been advised that any customer, supplier or independent contractor of the Company intends to terminate or materially curtail its business relationship with the Company.

2.27           Product Warranties.  Schedule 2.27 sets forth a complete and accurate description of all product warranties given by the Company in connection with the business and operations of the Company other than in the usual and ordinary course thereof and all such warranties in written form are attached thereto.

2.28           Purchase Commitments and Outstanding Bids.  No purchase commitment of the Company is in excess of normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usual and customary in the industry.  There is no outstanding bid, sales proposal, contract or unfilled order of the Company which (a) will, or could if accepted, require the Company to supply goods or services at a cost to the Company significantly in excess of the normal cost of goods or services established for the product or service in question, or (b) quotes prices which do not include a mark-up over reasonably estimated costs reasonably consistent with past mark-ups on similar business.

2.29           Questionable Payments.  Neither the Company nor any director, officer or, to the best knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.30           Obligations to or by Stockholders.  Except as disclosed in Schedule 2.30, the Company has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

2.31           Disclosure.  There is no fact relating to the Company that the Company has not disclosed to Parent in writing that materially and adversely affects nor, insofar as the Company can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company.  No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

3.             Representations and Warranties of Parent and Acquisition Sub.  Parent and Acquisition Sub represent and warrant to the Company as follows:

3.1           Organization and Standing.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Acquisition Sub is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Parent and Acquisition Sub have heretofore delivered to the Company complete and correct copies of their respective certificates of incorporation and by-laws as now in effect.  Parent and Acquisition Sub have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Neither Parent nor Acquisition Sub has any subsidiaries (except Parent being the sole stockholder of Acquisition Sub) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Acquisition Sub free and clear of all Liens, and Acquisition Sub has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Sub, other than the capital stock owned by Parent.  Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Sub taken together as one enterprise.

3.2           Corporate Authority.  Each of Parent and Acquisition Sub (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby.  All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and Acquisition Sub (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and Acquisition Sub (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3           Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Sub to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby.  Parent and Acquisition Sub jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Persons who claim they introduced Parent or Acquisition Sub to, or assisted them with, the transactions contemplated by or described herein.

3.4           Capitalization of Parent.  The authorized capital stock of Parent consists of (a) 100,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), of which approximately 875,000 shares will be, prior to the Effective Time, issued and outstanding.  Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Sub.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors (except as contemplated hereby) or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5           Acquisition Sub.  Acquisition Sub is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

3.6           Validity of Shares.  The 11,625,000 shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable.  Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7           SEC Reporting and Compliance.  (a)  Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 under the Exchange Act.

(b)          Parent has delivered to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission.  None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)           Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since December 31, 2014.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since December 31, 2014 and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d)           Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)           The shares of Parent Common Stock are traded on the OTCQB marketplace under the symbol “SPZR,” and Parent is in compliance in all material respects with all rules and regulations of the OTC Markets Group applicable to it and the Parent Common Stock.

(f)           Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTCQB marketplace.

(g)          To the knowledge of Parent, Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8           Financial Statements.  The balance sheets, and statements of operations and stockholders’ equity (deficit) and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are as audited by, and include the related opinions of Ramirez Jimenez International CPAs, Parent’s independent registered public accounting firm.  The financial information included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 are unaudited, but reflect all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Sub required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

3.10           Compliance with Laws and Instruments.  The execution, delivery and performance by Parent and Acquisition Sub of this Agreement, the Certificate of Merger and the other agreements to be made by Parent or Acquisition Sub pursuant to or in connection with this Agreement or the Certificate of Merger and the consummation by Parent and Acquisition Sub of the transactions contemplated by the Merger Documents will not cause Parent or Acquisition Sub to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of their respective properties are bound.

3.11           No General Solicitation.  In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12           Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Sub, and are enforceable against the Parent and Acquisition Sub, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.13           Absence of Undisclosed Liabilities.  Neither Parent nor Acquisition Sub  has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of December 31, 2014 (the “Parent Balance Sheet”) or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since December 31, 2014 (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Sub, taken as a whole (the “Condition of the Parent”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.

3.14           Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Sub or their properties, assets or business.  To the knowledge of the Parent, neither Parent nor Acquisition Sub is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.15           Questionable Payments.  Neither the Parent, Acquisition Sub nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Sub, has used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from company funds; established or maintained any unlawful or unrecorded fund of company monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.16           Employees.  Other than pursuant to ordinary arrangements of employment compensation, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.17           Disclosure.  There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent.  No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4.             Representations, Warranties and Covenants of the Stockholders.  Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that were converted pursuant to Section 1.5 hereof into the right to receive Parent Common Stock a letter of transmittal (“Letter of Transmittal”) in substantially the form attached hereto as Exhibit E which shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (i) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (iii) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (iv) such Stockholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such Stockholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state, and (v) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested.  Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.6 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.

5.             Conduct of Businesses Pending the Merger.

5.1           Conduct of Business by the Company Pending the Merger.  Prior to the Effective Time, unless Parent or Acquisition Sub shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)           the business of the Company shall be conducted only in the ordinary course;

(b)           the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Certificate of Incorporation or By-laws; or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c)           the Company shall not (i) issue or agree to issue any additional Company Common Stock, or options, warrants or rights of any kind to acquire any Company Common Stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)           the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(e)           the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and

(f)           except for the employment agreements contemplated by Section 7.1(g)(5), the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement.

5.2           Conduct of Business by Parent and Acquisition Sub Pending the Merger.  Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)           the business of Parent and Acquisition Sub shall be conducted only in the ordinary course;

(b)           neither Parent nor Acquisition Sub shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its certificate of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or Common Stock, or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c)           neither Parent nor Acquisition Sub shall (A) issue or agree to issue any additional shares, or options, warrants or rights of any kind to acquire shares of its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business; (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith; and

(d)           neither the Parent nor Acquisition Sub will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees.

6.             Additional Agreements.

6.1           Access and Information.  The Company, Parent and Acquisition Sub shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

6.2           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Sub and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Sub and the Company shall take all such necessary action.

6.3           Publicity.  No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any press release or public announcement prior to its release.

6.4           Appointment of Directors.  Immediately upon the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent as provided by Section 7.2(e)(7) hereof, and shall cause the persons listed as directors in Exhibit D hereto to be elected to the Board of Directors of Parent.  At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the by-laws of Parent.

6.5           Parent Name Change.  At the Effective Time, Parent shall have taken all required legal actions to change its corporate name to “AMERI Holdings, Inc.”

6.6           Parent Registration.  If Parent shall determine to register any securities for its own account or for the account of a security holder or holders, other than in connection with any employee benefit plan, an acquisition of, or merger or consolidation with, another corporation, or securities to be issued in exchange for other securities of Parent, the Stockholders shall be entitled to “piggyback” registration rights, subject to customary limitations (including a full cutback on an underwritten public offering) and priority for the inclusion of shares underlying the Parent Convertible Note and Parent Warrant acquired by Lone Star Value in the Private Placement.  The registration expenses of any such registration shall be borne by Parent (exclusive of underwriting discounts and commissions or transfer taxes).  All Stockholders shall be subject to a customary lockup following an underwritten public offering of Parent Common Stock.

6.7           Private Placement.  Parent shall cause the Private Placement to be consummated concurrently with the Effective Time.

6.8           Ameri India Acquisition.  Immediately following the Closing, Ameri India and Parent shall make all necessary filings with the Reserve Bank of India and all other applicable national and state governmental and regulatory agencies of India, and take any and all other actions required pursuant to India’s Foreign Exchange Management Act, to obtain clearance for the acquisition by Parent of all of the outstanding shares of Ameri India pursuant to the Ameri India Purchase Agreement referenced in Section 7.1(g)(6) below.

6.9           Ameri India Master Services Agreement.  Parent shall enter into a new Master Services Agreement, or assume the Company’s existing Master Services Agreement, with Ameri India pursuant to which Ameri India shall continue to provide outsourced technology services to Parent, in the same manner and cost as Ameri India has performed in the past for Ameri & Partners, a copy of which agreement shall be provided by Ameri India to Parent at least five (5) business days prior to the Closing.

6.10           Employment Letter Agreements.  At the Closing, each of Giri Devanur and Srinidhi Devanur will enter into an Employment Letter Agreement with Parent to serve as the President and Chief Executive Officer and the executive Vice Chairman of the Board, respectively, of Parent for three years following the Closing Date.

7.           Conditions of Parties’ Obligations.

7.1           Company Obligations.  The obligations of Parent and Acquisition Sub under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

(a)           No Errors, etc.  The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.

(d)           Certificate of Officer.  The Company shall have delivered to Parent and Acquisition Sub a certificate dated the Closing Date, executed on its behalf by the President and Chief Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

(e)           Consummation of Private Placement.  Consummation of the Merger shall occur simultaneously with the closing of the Private Placement.

(f)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(g)           Supporting Documents.  Parent and Acquisition Sub shall have received the following:

(1)           Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(2)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent and Acquisition Sub at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(3)           A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that, except for the filing of the Certificate of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(4)           Evidence as of a recent date of the good standing and legal existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(5)           Employment letter agreements between Parent and each of Giri Devanur and Srinidhi Devanur, each of which agreements shall be effective as of the Closing Date.

(6)           Each of the Stock Purchase Agreement between Parent and Ameri Consulting Service Private Limited (the “Ameri India Purchase Agreement”) and the Master Services Agreement between such parties shall be executed as of the Closing Date.

(7)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Sub may reasonably request.

(h)           Proceedings and Documents.  All proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Sub  The Company shall furnish to Parent and Acquisition Sub such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as Parent or its counsel may reasonably request.

7.2           Parent and Acquisition Sub Obligations.  The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraphs (e) of Section 7.1 hereof and the following additional conditions:

(a)           No Errors, etc.  The representations and warranties of Parent and Acquisition Sub under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  Parent and Acquisition Sub shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificate of Merger to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.

(d)           Certificate of Officer.  Parent and Acquisition Sub shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective President, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

(e)           Supporting Documents.  The Company shall have received the following:

(1)           Copies of resolutions of Parent’s and Acquisition Sub’s respective boards of directors and the sole stockholder of Acquisition Sub, certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Certificate of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.

(2)           A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Sub certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (i) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Sub appended thereto have not been amended or modified.

(3)           A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Sub, certifying that, except for the filing of the Certificate of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.

(4)           A certificate of Corporate Stock Transfer, Parent’s transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

(5)           An agreement in writing from Ramirez Jimenez International CPAs, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions and audit reports with respect to any and all financial statements of Parent that had been audited by such firm.

(6)           The executed resignation of each of Kyle Harley and Hannah Bible as a director and/or officer of Parent.

(7)           Evidence as of a recent date of the good standing and legal existence of each of the Parent and Acquisition Sub issued by the Secretary of State of the State of Delaware and evidence that the Parent and Acquisition Sub are qualified to transact business as foreign entities and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

(8)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(f)           Proceedings and Documents.  All proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company.  Parent and Acquisition Sub shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.2 as the Company may reasonably request.

The Company and Parent may waive compliance with any of the conditions precedent specified in this Section 7.2.

8.             Survival of Representations and Warranties.  The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for six (6) months beyond the Effective Time.  This Section 8 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.             Amendment of Agreement.  This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

10.           Definitions.  Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Sub” means Ameri100 Acquisition, Inc., a Delaware corporation.

“Acquisition Proposal” shall have the meaning assigned to such term in each of Section 5.1(e) and Section 5.2(d) hereof, as applicable.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Benefit Arrangements” shall have the meaning assigned to it in Section 2.13 hereof.

“Certificate of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 11 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall mean Ameri and Partners Inc. (dba Ameri100), a Delaware corporation.

“Company Common Stock” shall have the meaning assigned to it in Section 1.5(a)(ii).

“Company Benefit Plans” shall have the meaning assigned to it in Section 2.13 hereof.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.13 hereof.

“Constituent Corporations” shall have the meaning assigned to it in Section 1.4 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

“DGCL” shall have the meaning assigned to it in the second recital hereof.

“Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall have the meaning assigned to it in Section 2.13 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“GAAP” shall have the meaning assigned to it in Section 2.10 hereof.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability.  Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4 hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning assigned to it in the first recital hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.6 hereof.

“Parent” shall mean Spatializer Audio Laboratories, Inc., a Delaware corporation.

“Parent Balance Sheet” and “Parent Balance Sheet Date” shall have the meanings assigned to them in Section 3.13 hereof.

“Parent Common Stock” shall have the meaning assigned to it in Section 3.4 hereof.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7 hereof.

“Patent and Trademark Rights” shall have the meaning assigned to it in Section 2.16 hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Private Placement” shall have the meaning assigned to it in the fourth recital hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders” shall mean all of the Stockholders of the Company.

“Subsidiaries” shall have the meaning assigned to it in Section 2.1(b) hereof.

“Surviving Company” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a Stockholder of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11.           Closing.  The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Closing shall occur at the offices of Olshan Frome Wolosky LLP referred to in Section 13.1 hereof.  At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof.  Such presentment for delivery shall be against delivery to Parent and Acquisition Sub of the certificates, agreements and other instruments referred to in Section 7.1 hereof, and the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time.  Parent will deliver at such Closing to the Company the officer’s certificate referred to in Section 7.2 hereof.  All of the other documents and certificates and agreements referenced in Section 7 will also be executed as described therein.  At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12.           Termination Prior to Closing.

12.1           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of the Company, Acquisition Sub and Parent;

(b)           By the Company, if Parent or Acquisition Sub (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Sub of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)           By Parent and Acquisition Sub, if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Sub has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)           By either the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Sub or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

(e)           By either the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, if the Closing has not occurred on or prior to December 31, 2015, for any reason other than delay or nonperformance of the party seeking such termination.

12.2           Termination of Obligations.  Termination of this Agreement pursuant to this Section 12 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.1 and 13.3; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

13.           Miscellaneous.

13.1           Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent:	Spatializer Audio Laboratories, Inc.
53 Forest Avenue, First Floor
Old Greenwich, Connecticut 06870
Attention:	Mr. Kyle Hartley, Chairman, President, Chief Executive Officer and Chief Financial Officer

With a copy to:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:	Steve Wolosky, Esq.

If to the Companies:	Ameri & Partners Inc.
100 Menlo Park Drive
Edison, New Jersey 08837
Attention:	Mr. Giri Devanur, President and Chief Executive Officer

With a copy to:	Warshaw Burstein, LLP
555 Fifth Avenue
New York, New York 10017
Attention:	Murray D. Schwartz, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

13.2           Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

13.3           Expenses.  The Company shall bear and pay all of the legal, accounting and other expenses in connection with the transactions contemplated by this Agreement from the net proceeds of the Private Placement, including legal fees for counsel to the Company and legal fees for counsel to Lone Star Value in the Private Placement, and to Parent.

13.4           Time.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

13.5           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.6           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.

13.7           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

13.8           Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document.  Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

13.9           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in New York, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York, New York has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

SPATIALIZER AUDIO LABORATORIES, INC.

By:	/s/ Kyle Hartley
Kyle Hartley
Chairman, President, Chief Executive Officer and Chief Financial Officer

ACQUISITION SUB:

AMERI100 ACQUISITION, INC.

By:	/s/ Kyle Hartley
Kyle Hartley
President

THE COMPANY:

AMERI AND PARTNERS INC.

By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer

[Signature Page to Merger Agreement]